Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1998 Stock Plan, the 2008 Equity Incentive Plan, the 2014 Equity Incentive Plan, the 2014 Employee Stock Purchase Plan, and the ImmuMetrix, Inc. 2013 Equity Incentive Plan of CareDx, Inc. of our report dated May 29, 2014, with respect to the consolidated financial statements of ImmuMetrix, Inc. (formerly ImmuMetrix, LLC) included in the Registration Statement (Form S-1 No. 333-196494) and related Prospectus of CareDx, Inc. filed with the Securities and Exchange Commission.

/s/ Frank, Rimerman & Co. LLP

Palo Alto, California

July 17, 2014